Exhibit 10.1

Newell Brands Inc.

2025 Long-Term Incentive Plan

Terms and Conditions

1.
Grants. Under the terms and provisions of the Newell Brands Inc. 2022 Incentive Plan (the “2022 Incentive Plan”), the Compensation and Human Capital Committee (the “Committee”) of the Board of Directors of Newell Brands Inc. (the “Company”), at any time and from time to time, may grant awards based on shares of the Company’s Common Stock, including Stock Units pursuant to Section 8 of the 2022 Incentive Plan (referred to herein as “Restricted Stock Units” or “RSUs”), to eligible employees in such amounts as the Committee shall determine.

This document, referred to herein as the “Long-Term Incentive Plan” or the “LTIP”, establishes a methodology for determining awards of Restricted Stock Units under the 2022 Incentive Plan in 2025 to eligible Employees with positions in Salary Bands 6-15 and other comparable positions selected by the Committee (collectively the “Key Employees”). The Committee or, in the case of awards to the Chief Executive Officer, the independent members of the Board of Directors (the “Independent Directors”), intends to grant RSUs to Key Employees pursuant to the guidelines set forth below. The Committee has delegated to certain officers of the Company (the “Authorized Officers”) its authority to determine awards of RSUs to Key Employees in accordance with this LTIP other than (i) to himself or herself, or one to the other, or to any officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, at the time of grant, or (ii) as may be prohibited by applicable law, regulation or rule of a stock exchange on which the Company’s stock is listed. As used herein, the term “Committee” shall include, as the context requires, the Committee, the Independent Directors or, solely with respect to selecting participants within the parameters described above and determining and establishing the amounts and allocations of awards to such participants as described herein, the Authorized Officers.

2.
Guidelines. The number of RSUs granted to a Key Employee in 2025 as an LTIP award will be determined as follows:
(a)
For 2025 LTIP awards the Committee will determine:
(i)
For each Key Employee identified by the Committee to receive an award, an award value, which may be expressed as a dollar value or as percentage of the Key Employee’s base salary rate, which value will be based on the Key Employee’s Salary Band if applicable or, if not, other criteria as determined by the Committee (the “Base Value”). The Committee may adjust the Base Value for any Key Employee based on individual performance or other factors deemed relevant by the Committee.
(ii)
Performance Goals for purposes of determining the Company’s performance with respect to the “Free Cash Flow Productivity” and “Annual Adjusted EPS Performance” of the Company for the three-year performance period beginning as of January 1, 2025.
(b)
Of the Base Value determined for each such Key Employee for the year:
(i)
Time-Based RSUs. The Committee intends to authorize a Time-Based RSU (“TRSU”) grant to each Key Employee for a number of RSUs determined by dividing the following portion of the applicable Base Value established for such Key Employee by the Fair Market Value of a share of Common Stock on the date of grant of the award:

Salary Bands 9 through 15	50%
Salary Bands 6 through 8 (and other employees individually identified by the Committee)	100%

(ii)
Performance-Based Restricted Stock Units. The Committee intends to authorize a Performance-Based Restricted Stock Unit (“PRSU”) grant to each Key Employee for a number of RSUs determined by dividing the following portion of the applicable Base Value established for such Key Employee by the Fair Market Value of a share of Common Stock on the date of grant:

Salary Bands 9 through 15	50%

The Committee may adjust the relative percentages of Time-Based and Performance-Based RSUs in individual cases based on such factors as it deems appropriate. Each PRSU grant will be subject to the performance analysis described in Exhibit A attached hereto.

3.
Vesting. Each PRSU grant will be subject to a three-year cliff vesting schedule ending on the third anniversary of the date of grant, subject to achievement of the applicable performance measures and continued employment. Each TRSU grant will vest ratably in one-third increments on each of the first, second and third anniversaries of the date of grant, subject to continued employment.
4.
Award Agreements. Each RSU grant awarded pursuant to this LTIP will be evidenced by a RSU Agreement in accordance with the Incentive Plan, which will specify the number of RSUs subject to the award, the vesting schedule, the payment provisions, including dividend or dividend equivalent payment provisions, if any, and such other provisions as the Committee determines including, without limitation, provisions regarding continued employment, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting, and/or restrictions under applicable federal or state securities laws. Exhibit A to this LTIP will be included as an exhibit to each RSU Agreement issued pursuant to this LTIP.
5.
Amendment or Termination of LTIP. The Committee reserves the right to amend or terminate the LTIP at any time, retroactively or otherwise. No such amendment or termination will affect any outstanding RSU Award, which will be governed by the terms of the applicable RSU Agreement.
6.
Cash Award Recipients. Notwithstanding anything else set forth herein to the contrary, (i) Key Employees who reside outside the United States, other than such employees residing in Argentina and Venezuela, will receive under the LTIP only cash–settled TRSUs and PRSUs, and (ii) the Authorized Officers may in their discretion elect to award cash-settled TRSUs and PRSUs under the LTIP to Employees in Salary Band 6.
7.
Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms pursuant to the Incentive Plan.

EXHIBIT A

Performance Criteria Applicable to Performance-Based RSUs

1.
Following the completion of the three-year performance period commencing January 1, 2025 and ending December 31, 2027 (the “Performance Period”), the Committee will determine the extent to which each of the Performance Goals related to Annual Adjusted EPS Performance and Free Cash Flow Productivity as described below have been achieved. The total payout percentage applicable to the Award (the “Award Payout Percentage”) shall be the average (rounded to one decimal place) of the payout percentages for these two equally weighted metrics, calculated in accordance with Section 2 and Section 3 of this Exhibit. The number of Performance-Based RSUs subject to the Award will be multiplied by the Award Payout Percentage to determine the adjusted number of Restricted Stock Units, and thus the number of shares of Common Stock or amount of cash equivalents, to be issued upon vesting pursuant to each Key Employee’s Performance-Based Restricted Stock Unit grant. Notwithstanding the foregoing, the Award Payout Percentage shall not exceed a maximum of two hundred percent (200%).
2.
Annual Adjusted EPS Performance

a.
The payout percentage for Annual Adjusted EPS Performance shall equal the average of the payout percentages determined for each fiscal year within the Performance Period. The payout percentage applicable to each fiscal year shall be determined in accordance with those Annual Adjusted EPS Performance targets and payout percentages established by the Committee for the Award. The targets and payout percentages for the first year of the Performance Period will be expressed in terms of Adjusted EPS for the full year. The targets and payout percentages for the second and third years of the Performance Period will be expressed in terms of Annual Adjusted EPS Growth Rates.
b.
The Annual Adjusted EPS Growth Rate will be the percentage annual increase in Adjusted EPS for each applicable fiscal year of the Performance Period. To calculate the Annual Adjusted EPS Growth Rate, Adjusted EPS for the applicable year shall be measured against the Adjusted EPS for the respective preceding fiscal year.
c.
Adjusted EPS is the Company’s reported Earnings Per Share, as determined in accordance with Generally Accepted Accounting Principles, excluding the impact of items which the Company normalizes or adjusts for public reporting (collectively, “Normalized Items”). Normalized Items include restructuring and restructuring-related expenses; costs related to the extinguishment of debt; impairment charges; pension curtailment and settlement charges; gains, losses and expenses associated with the divestiture of a business unit or line of business, costs related to the acquisition, integration and financing of acquired businesses, amortization of acquisition-related intangible assets, certain inflationary adjustments, certain tax benefits and charges and other items normalized or adjusted for public reporting. The Adjusted EPS calculation shall also exclude any unbudgeted transactional and financing costs and incremental interest expense resulting from refinancing a significant portion of the Company’s long-term debt prior to maturity during the Performance Period.
3.
Free Cash Flow Productivity

a.
The payout percentage for Free Cash Flow Productivity shall equal the average of the payout percentages determined for each fiscal year within the Performance Period. The payout percentage applicable to each fiscal year shall be determined in accordance with the Free Cash Flow Productivity targets and payout percentages established by the Committee for the Award.
b.
Free Cash Flow Productivity (%) is defined as Free Cash Flow divided by Adjusted Net Income for the relevant one-year period, expressed as a percentage.
i.
Free Cash Flow is defined as the Company’s reported operating cash flow as determined in accordance with Generally Accepted Accounting Principles, less capital expenditures, subject to the adjustments described below. Free Cash Flow shall exclude the impact of cash costs related to the extinguishment of debt; debt and equity related financing costs; cash tax payments associated with the sale of a business unit or line of business and cash expenditures associated with the acquisition, integration or divestiture of business units or lines of business.

ii.
Adjusted Net Income is the Company’s reported net income, as determined in accordance with Generally Accepted Accounting Principles, excluding the impact of Normalized Items, less tax-effected restructuring and restructuring-related cash expenditures.
iii.
The calculation of Free Cash Flow and Adjusted Net Income shall exclude the impact of other items significantly affecting the calculation of Free Cash Flow Productivity that are not indicative of the Company’s core operating results for the relevant period and affect the comparability of underlying results from period to period, as determined by the Committee.
iv.
In the event that Adjusted Net Income is less than or equal to $1, it shall be deemed to be $1 for purposes of calculating Free Cash Flow Productivity.
4.
General
a.
The payout percentage for Annual Adjusted EPS Performance and Free Cash Flow Productivity and applicable to each year of the Performance Period shall range from a minimum of zero percent (0%) to a maximum of two hundred percent (200%) based on actual performance relative to targets. For any actual performance figure which falls between two defined payment thresholds, the payout shall be determined by straight-line interpolation. Any actual performance figure which falls below the 0% payout level for any performance metric will result in a payout percentage of zero for such metric applicable to that year.
b.
The applicable target(s) or actual performance calculation(s) for annual Adjusted EPS Performance and/or Free Cash Flow Productivity for each year of the Performance Period will be adjusted, fairly and appropriately, to reflect the impact of any of the following events (each, an Adjustment Event”) on the Company’s results relative to such metric(s) in such year: (i) the divestiture of a business unit or line of business, taking into account the budgeted or expected results for such business unit or line for any applicable period, unabsorbed overhead resulting from the divestiture, transition service fee recovery and/or the use of proceeds, as applicable; (ii) the acquisition of a business unit or line of business, taking into account the management estimates as communicated to the Board of Directors (or management, as applicable) in support of the acquisition approval request and any related interest expense, share issuance or financing cost; (iii) any change in tax laws or accounting standard enacted during the performance period (and not contemplated in the forecast underlying the targets); (iv) any significant, unbudgeted net impact of tariff changes on Adjusted EPS during the first year of the Performance Period; (v) any significant, unbudgeted translational foreign exchange impact on Adjusted EPS during the first year of the Performance Period; and/or (vi) any natural disaster, act of God, government act, disease, hostilities or similar force majeure event that significantly affects the Company’s performance. The purpose of an adjustment due to the occurrence of Adjustment Event is to keep the probability of achieving the applicable goals substantially the same as if such Adjustment Event had not occurred or had not impacted the Company’s results. The amount of any such adjustment shall be approved by the Committee in its good faith determination in accordance with the provisions of this paragraph.